Exhibit 99.1

MEDIA CONTACTS:
Avanade Americas: Corey Olfert +1 925 922 4200 (mobile) Corey.olfert@avanade.com

James Boike, Edelman for Avanade Americas +1 917 701 8393 (mobile) James.Boike@ar-edelman.com

Avanade Europe: Tracy Gill +44 77 92295049 (mobile) Tracy.gill@avanade.com

Avanade Asia-Pacific: Natalie Dau +65 6394 7828 Natalie.dau@avanade.com
     AVANADE CEO MITCH HILL TO STEP DOWN; BOARD APPOINTS ADAM WARBY AS CEO
SEATTLE; May 6, 2008 – Avanade, a global IT consultancy, today announced that Mitch Hill will step down as Chief Executive Officer at the close of the company’s 2008 fiscal year on Aug. 31. Adam Warby, Avanade’s General Manager of Europe and Executive Vice President of Sales and Marketing, will become Avanade’s CEO effective Sept. 1.
Hill, 49, was instrumental in the formation of Avanade, founded in March 2000 by Microsoft and Accenture, and has been its CEO from the start. Today, Avanade is the leading global IT consultancy dedicated to the Microsoft platform, with more than 8,000 professionals in 22 countries. Avanade has helped more than 2,900 organizations worldwide increase revenue, reduce costs and reinvest in innovation on the Microsoft platform. Avanade serves customers directly and through the combined alliance of Avanade, Microsoft and Accenture.
“In eight years, Mitch has built a powerful, lasting global organization from the ground up, creating a culture relentlessly focused on helping customers improve results through superior solutions and delivery,” said Bob Frerichs, Avanade’s chairman and Accenture’s Chief Risk Officer. “Mitch has done a stellar job setting a direction for Avanade that positions it well for the future. He leaves a healthy, vibrant, fast-growing company in the hands of an unmatched leadership team. We have complete confidence in Adam Warby’s vision and his ability to continue to execute Avanade’s business objectives when he becomes CEO in September.”
Hill said, “Avanade has grown to 8,000 professionals in less than eight years, and it’s just the beginning of its journey. Our goal from the beginning was to build innovative solutions on the Microsoft platform that would help our customers achieve business outcomes, and to hire and retain the best talent in the industry to deliver on that vision. It is an exciting time in the history of the Avanade. I am particularly pleased the Board selected Adam – one of Avanade’s own – to lead the company into the future.”
Warby, 47, has served as General Manager of Avanade’s two largest markets – Americas and Europe. He has also served as Avanade’s Executive Vice President of Sales and Marketing from the company’s inception. Before joining Avanade, Warby was General Manager of Microsoft’s Enterprise Services, responsible for worldwide strategy and operations.
“I am honored that Avanade’s board of directors has entrusted me to lead the company through the next stage of its evolution,” said Warby. “We have a very special culture at Avanade, one that I am passionate about continuing to foster. It’s all about helping our customers achieve their goals. We do that by bringing together an unrivalled level of shared experience and insight in how to build solutions on the Microsoft platform combined with the commitment of our people to deliver results.”
THE LEADING INTEGRATOR OF MICROSOFT SOLUTIONS IN TODAY’S ENTERPRISE

®2008 Avanade Inc. All Rights Reserved.	1

About Avanade
Avanade is a global IT consultancy dedicated to using the Microsoft platform to help enterprises achieve profitable growth. Through proven solutions that extend Microsoft technologies, Avanade helps enterprises increase revenue, reduce costs and reinvest in innovation to gain competitive advantage. Avanade consultants deliver value according to each customer’s requirements, timeline and budget by combining insight, innovation and the talent of our global workforce. A majority-held subsidiary of Accenture, Avanade was founded in 2000 by Accenture and Microsoft Corp. Avanade has more than 8,000 professionals serving customers in 22 countries worldwide. Additional information can be found at www.avanade.com.
Avanade and the Avanade logo are registered trademarks or trademarks of Avanade Inc. Other product, service, or company names mentioned herein are the trademarks or registered trademarks of their respective owners.
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THE LEADING INTEGRATOR OF MICROSOFT SOLUTIONS IN TODAY’S ENTERPRISE

®2008 Avanade Inc. All Rights Reserved.	2